Exhibit 3.3

[Execution]

LIMITED LIABILITY COMPANY AGREEMENT

OF

U.S. WELL SERVICES HOLDINGS, LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of U.S. WELL SERVICES HOLDINGS, LLC, a Delaware limited liability company (the “Company”), effective as of November, 1, 2022 (the “Effective Date”), is adopted, executed and agreed to by ProFrac Holdings II, LLC a Texas limited liability company (the “Member”).

RECITALS

WHEREAS, the Company was formed as a Delaware corporation on March 10, 2016 with the name U.S. Well Services, Inc.

WHEREAS, on June 21, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among ProFrac Holdings, Inc. (“Parent”), Company, and Thunderclap Merger Sub I, Inc., a Delaware corporation and an indirect subsidiary of the Company (“Merger Sub”), pursuant to which the Company would merge with and the Merger Sub with the Target surviving the merger as the surviving corporation and wholly owned by Thunderclap Intermediate, Inc. (“Intermediate”), an indirect subsidiary of Parent (the “Merger”).

WHEREAS, on November 1, 2022, the Merger was consummated and immediately thereafter, the Company converted to a Delaware limited liability company with the name U.S. Well Services Holdings, LLC pursuant to a certificate of conversion and accompanying Certificate of Formation filed with the State of Delaware on November 1, 2022 (the “Certificate”) in accordance with provisions of the Delaware Limited Liability Company Act (such statute and any successor statute, as amended from time to time, the “DLLCA”) (the “Conversion”).

WHEREAS, immediately following the Company’s conversion to a Delaware limited liability company, Intermediate contributed all of the limited liability company interests in the Company to ProFrac Holdings, LLC (“ProFrac Holdings”), a subsidiary of Parent (the “Initial Transfer”).

WHEREAS, immediately following the Initial Transfer, ProFrac Holdings contributed all of the limited liability company interests in the Company to the Member, a wholly owned subsidiary of ProFrac Holdings.

WHEREAS, Member desires to enter into this Agreement as of the Effective Date to provide for the management and conduct of the business and affairs of the Company.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Member, the Member hereby agrees as follows:

ARTICLE I

FORMATION AND PURPOSE

Section 1.1    Establishment of Limited Liability Company. On November 1, 2022, the Company was formed as a limited liability company under and pursuant to the provisions of the DLLCA. As of the date hereof, the Member is the sole member of the Company and shall continue to be the sole member of the Company.

Section 1.2    Name. The name of the Company is “U.S. WELL SERVICES HOLDINGS, LLC” and the business of the Company shall be conducted under that name or under any other name adopted by the Member from time to time in accordance with the DLLCA.

Section 1.3    Principal Place of Business of the Company. The principal place of business of the Company shall be located at such location as the Member, as a matter of discretion, may determine from time to time. The registered agent for the service of process and registered office of the Company shall be the person and location set forth in the Certificate filed with the office of the Secretary of State of the State of Delaware. The Member may, from time to time, change such registered agent and registered office by appropriate filings as required by law.

Section 1.4    Purpose. The purpose of the Company is engaging in all lawful acts or activities for which limited liability companies may be organized under the DLLCA.

Section 1.5    Duration. Unless the Company shall be earlier terminated in accordance with Article VI, it shall continue in existence in perpetuity.

Section 1.6    Other Activities of the Member. The Member may engage in or possess an interest in other business ventures of any nature, whether or not similar to or competitive with the activities of the Company.

Section 1.7    Federal Income Tax Status. The Company is disregarded as an entity separate from the Member for U.S. federal income tax purposes.

Section 1.8    Reorganization and Restructurings. The Company shall have the right and authority, with the consent of the Member, to reorganize and restructure as needed.

Section 1.9    Qualification in Other Jurisdictions. The Member shall have the authority to qualify the Company to do business in any foreign jurisdiction in which the conduct of the Company’s business or the Company’s ownership or leasing of property requires such qualification or makes such qualification, in the judgment of the Member, necessary or desirable.

ARTICLE II

CAPITAL CONTRIBUTIONS

Section 2.1    Capital Contributions. The Member, as its initial contribution to the capital of the Company, has made the contributions as set forth on the books and records of the Company. The receipt by the Member from the Company of any distributions whatsoever (whether pursuant to Section 3.1 or otherwise and whether or not such distributions may be considered a return of capital) shall not increase the Member’s obligations under this Section 2.1.

Section 2.2    Additional Capital Contributions. The Member may, but shall not be required to, make additional capital contributions to the Company.

Section 2.3    Limitation of Liability of the Member. The Member shall not have any liability or obligation for any debts, liabilities or obligations of the Company, or of any agent or employee of the Company, beyond the Member’s initial capital contribution, except as may be expressly required by this Agreement or applicable law.

Section 2.4    Loans. If the Member makes any loans to the Company, or advances money on its behalf, the amount of any such loan or advance shall not be deemed an increase in, or contribution to, the capital contribution of the Member. Interest shall accrue on any such loan at an annual rate agreed to by the Company and the Member (but not in excess of the maximum rate allowable under applicable usury laws).

ARTICLE III

DISTRIBUTIONS

Section 3.1    Distributions. The Company shall make distributions of cash or other assets to the Member at the times and in the manner that the Member deems appropriate and as permitted by applicable law.

ARTICLE IV

MANAGEMENT OF THE COMPANY

Section 4.1    Managing Member. The Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company as its managing member and to make all decisions regarding the business of the Company in such capacity. Any action taken by the Member in such capacity shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement. The Member shall have all rights and powers of a manager under the DLLCA, and shall have such authority, rights and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement. Any matter requiring the consent or approval of the Member pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by the Member.

Section 4.2    Officers.

(a)    The Member may appoint one or more officers of the Company (each, an “Officer”). Two or more offices may be held by the same person. Each such Officer shall have delegated to him or her the authority and power to execute and deliver on behalf of the Company (and to cause the Company to perform) any and all such contracts, certificates, agreements, instruments and other documents, and to take any such action, as the Member deems necessary or appropriate, all as may be set forth in a written delegation of authority executed by the Member. The Officers shall serve at the pleasure of the Member, and the Member may remove any person as an Officer, appoint additional persons as Officers and add or remove from the delegation of authority of an Officer as the Member deems necessary or desirable.

(b)    Any Officer may resign at any time by giving written notice of such resignation to the Member. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Member and the acceptance of such resignation shall not be necessary to make it effective. Any Person dealing with the Company may conclusively presume that an Officer specified in such a written delegation of authority (including this Agreement) who executes a contract, certificate, agreement, instrument or other document on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company upon execution and delivery by such Officer. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Member not inconsistent with this Agreement, are agents of the Company for the purpose of conducting the business and affairs of the Company, and the actions of any Officer taken in accordance with such powers shall bind the Company and any third party dealing with such Officer shall be entitled to rely conclusively (without making inquiry of any kind) on any actions so taken as being properly authorized by the Company.

ARTICLE V

TRANSFER OF MEMBERSHIP INTERESTS

Section 5.1    General Restriction. “Membership Interests” shall mean the interest of the Member in the Company, inclusive of economic, management and voting rights (including, without limitation, the rights to participate in the management, to replace, appoint, direct, and substitute any of the managers or Officers of the Company, to share profits and losses, to receive, cause and declare distributions (liquidating or otherwise), and to receive allocations of income, gain, loss, deduction, credit or similar item) of the Member. The Member may transfer all or any portion of its Membership Interests in the Company at any time or from time to time, to the extent and in the manner provided in this Agreement and applicable law. In connection with a transfer by the Member of all of its Membership Interests in the Company, all rights of the Member hereunder shall be automatically transferred to the transferee.

Section 5.2    Pledges of Membership Interests. Notwithstanding anything contained in this Agreement to the contrary, the Member shall be permitted to pledge, hypothecate or mortgage any or all of its Membership Interests to any lender or any agent acting on such lenders’ behalf as collateral security for obligations of the Member and/or its affiliates pursuant to any financing agreement, note, pledge agreement or security agreement and consents to the exercise by such lender (or agent) under any such agreement of any of such lender’s (or agent’s) rights and remedies under such pledge or security agreement with no further action or approval required under this Agreement. No such lender (or agent) shall be liable for the obligations of the Member to make contributions to the Company. Notwithstanding anything contained herein to the contrary, the lender (or agent) shall have the right, as set forth in the applicable financing agreement, note, pledge agreement or security agreement, and without further approval of the Member, any manager or the Company and without becoming a Member, to exercise the membership voting rights of the Member granting such pledge, hypothecation or mortgage. Notwithstanding anything contained herein to the contrary, and without complying with any other requirements or procedures set forth in this Agreement, subject to the terms set forth in the applicable financing agreement, note, pledge agreement or security agreement, the lender (or agent) or transferee of such lender (or agent), as the case may be, shall have the right to become a Member under this Agreement and shall succeed to all of the economic, management and voting rights and powers (including, without limitation, the rights to participate in the management, to replace, appoint, direct, and substitute any of the managers or Officers of the Company, to share profits and losses, to receive, cause and declare distributions (liquidating or otherwise), and to receive allocations of income, gain, loss, deduction, credit or similar item) of the Member transferor under this Agreement without further approval of the Member, any manager or the Company, and the Member transferor shall automatically cease to be a Member and shall have no further rights or powers under this Agreement. No such pledge, hypothecation, mortgage, or transfer shall constitute an event of dissolution under any provision hereunder or otherwise. The provisions of this Section 5.2 shall be binding upon and inure to the benefit of such lender (or agent) or transferee of such lender (or agent), as the case may be, the parties hereto, each of their respective successors and assigns and any future Members, Officers, or managers and each of their respective successors and assigns.

Section 5.3    Article 8 Opt-Out. The Membership Interests of the Member are and at all times shall remain uncertificated (and any certificate purporting to evidence any Membership Interests shall be null and void ab initio). The Member elects that the Company opt out of the rules of Article 8 of the Uniform Commercial Code of the State of Texas (the “UCC”) and, accordingly, the Membership Interests in the Company are not and shall not at any time be considered or treated as “securities” or “investment property” (as such terms are defined in the UCC) and, instead, that Membership Interests in the Company be treated as general intangibles governed by the rules of Article 9 of the UCC. No Member, Officer, or manager of the Company will amend this Agreement to provide that the Membership Interests of the Member in the Company are “securities” or “investment property” or otherwise “opt in” to Article 8 of the UCC.”

Section 5.4    Transfer of Membership Interests. Upon a foreclosure, sale or other transfer of the Membership Interests in the Company pursuant to any financing agreement, note, pledge agreement or security agreement, in each case pursuant to which the Member has pledged its Membership Interests as collateral security for obligations of the Member and/or its affiliates, the holder of such Membership Interests shall, upon the execution of a counterpart to this Agreement, automatically be admitted as a member of the Company with all of the rights and obligations of the Member hereunder. The Company acknowledges that the pledge of the Membership Interests in the Company made by the Member in connection with any financing agreement, note, pledge agreement or security agreement shall be a pledge not only of profits and losses of the Company, but also a pledge of all rights and obligations of the member. Upon a foreclosure, sale or other transfer of the limited liability company interest of the Company pursuant to any financing agreement, note, pledge agreement or security agreement, the successor Member may transfer its interests in the Company. Notwithstanding any provisions contained herein to the contrary, the Member shall be permitted to pledge and, upon any foreclosure of such pledge (or any other sale or transfer of the Membership Interests in the Company in lieu of such foreclosure), to transfer to the secured party foreclosing on such interests (or to the purchaser or other transferee of the Membership Interests in lieu of such foreclosure) its rights and powers to manage and control the affairs of the Company pursuant and subject to the terms of any financing agreement, note, pledge agreement or security agreement.

Section 5.5    Additional Issuances. Notwithstanding anything to the contrary contained herein, for so long as any amounts remain outstanding under any financing agreement, note, pledge agreement or security agreement, in each case, pursuant to which the Member has pledged its Membership Interests as collateral security for obligations of the Member and/or its affiliates, the Member shall not, without the prior written consent of the secured party thereunder, issue and shall not permit the issuance of, any additional Membership Interests of the Company other than its initial issuance of Membership Interests issued on or prior to the date of this Agreement, provided that additional Membership Interests of the Company may be issued, so long as such additional Membership Interests are pledged to the secured party under such financing agreement, note, pledge agreement or security agreement.

Section 5.6    Bankruptcy. Notwithstanding any other provision of this Agreement, (a) the bankruptcy or insolvency of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution, and (b) the Member waives any right it might have to agree in writing to dissolve the Company upon the bankruptcy or insolvency of the Member, or the occurrence of an event that causes the Member to cease to be a member of the Company.

ARTICLE VI

DISSOLUTION AND LIQUIDATION

Section 6.1    Events Triggering Dissolution. The Company shall dissolve and commence winding up and liquidation upon the first to occur of any of the following:

(a)	the written consent of the Member; or

(b)	the entry of a decree of judicial dissolution under the DLLCA.

The Company shall not be dissolved for any other reason, including the Member becoming bankrupt or executing an assignment for the benefit of creditors.

Section 6.2    Liquidation. Upon dissolution of the Company in accordance with Section 6.1, the Company shall be wound up and liquidated by the Member or by a liquidating manager selected by the Member. The proceeds of such liquidation shall be applied and distributed in the following order of priority:

(a) to creditors, including the Member if it is a creditor, in the order of priority as established by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member under the DLLCA; and then

(b) to the setting up of any reserves in such amount and for such period as shall be necessary to make reasonable provisions for payment of all contingent, conditional or unmatured claims and obligations known to the Company and all claims and obligations known to the Company but for which the identity of the claimant is unknown; and then

(c) to the Member, which liquidating distribution may be made to the Member in cash or in kind, or partly in cash and partly in kind.

Section 6.3    Certificate of Cancellation. Upon the dissolution of the Company and the completion of the liquidation and winding up of the Company’s affairs and business, the Member shall on behalf of the Company prepare and file a certificate of cancellation with the office of the Secretary of State of the State of Delaware, as required by the DLLCA. When such certificate is filed, the Company’s existence shall cease.

ARTICLE VII

ACCOUNTING AND FISCAL MATTERS

Section 7.1    Fiscal Year. The fiscal year of the Company shall be the calendar year.

Section 7.2    Method of Accounting. The Member shall select a method of accounting for the Company as deemed necessary or advisable and shall keep, or cause to be kept, full and accurate records of all transactions of the Company in accordance with sound accounting principles consistently applied.

ARTICLE VIII

INDEMNIFICATION

Section 8.1    Power to Indemnify in Actions, Suits or Proceedings. Subject to Section 8.6, the Company shall indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such Person is a Covered Person (each, a “Proceeding”), against any and all losses, claims, expenses (including attorneys’ fees), costs, liabilities, damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such Proceeding; provided, however, that such Covered Person shall not be indemnified by the Company if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Covered Person is seeking indemnification hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, such Covered Person committed bad faith, fraud or willful or intentional misconduct or criminal wrongdoing or, in the case of an Officer (in such Person’s capacity as such), such Officer did not meet the applicable standard of conduct under Section 8.9(d). Any indemnification provided hereunder shall be satisfied solely out of the assets of the Company (including available insurance coverage, if any), as an expense of the Company and, accordingly, no Covered Person shall be subject to personal liability by reason of these indemnification provisions. “Covered Person” means the Member and any of its or the Company’s directors, managers, officers (including, for the avoidance of doubt, Officers), employees, members, agents or representatives.

Section 8.2    Authorization of Indemnification. Except as provided in Section 8.3, any indemnification under this Article VIII (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of a Covered Person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 8.1. The determination of whether a Covered Person has met the standard of conduct that entitled it to indemnification hereunder shall be made by the Member. To the extent that a Covered Person has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 8.1, or in defense of any claim, issue or matter therein, he, she or it shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him, her or it in connection therewith, without the necessity of authorization in the specific case.

Section 8.3    Expenses Payable in Advance. Upon written request by a Covered Person, the Company shall pay reasonable expenses incurred (or reasonably expected to be incurred) by such Covered Person in defending or investigating a Proceeding in advance of (a) the final disposition of such Proceeding and (b) the determination of whether such Covered Person has met the standard of conduct that entitles such Covered Person to indemnification hereunder; provided, however, that prior to payment (or advancement) by the Company of any such expenses, the Covered Person shall provide an unsecured undertaking to the Company to repay all such amounts if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Article VIII.

Section 8.4    Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, contract, or pursuant to the consent of the Member or the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the Persons specified in Section 8.1 shall be made to the fullest extent permitted by applicable law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any Person who is not specified in Section 8.1, but whom the Company has the power or obligation to indemnify under the provisions of the DLLCA or otherwise.

Section 8.5    Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, inure to the benefit of the heirs, executors and administrators of a Covered Person. Any amendment, modification or repeal of this Section 8.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability of the Covered Persons, or terminate, reduce or impair the right of any past, present or future Covered Person, under and in accordance with the provisions of this Article VIII as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 8.6    Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any Covered Person in connection with (i) a proceeding (or part thereof) initiated by such Covered Person on behalf of such Covered Person unless such proceeding (or part thereof) was authorized or consented to by the Member or (ii) any proceeding (or part thereof) initiated by the Company, other than a proceeding brought in accordance with Subchapter X of Chapter 18 of the DLLCA against such Covered Person, unless such proceeding (or part thereof) was authorized or consented to by the Member. Nothing in this Section 8.6 shall be deemed to apply to any breach of any employment agreement, any noncompetition, non-solicitation and confidentiality agreement or any relationship or agreement between a Covered Person and the Company or any of its Affiliates or any Proceeding arising from any such breach.

Section 8.7    Indemnification of Employees and Agents. The Company may, to the extent authorized from time to time by the Member, provide rights to indemnification and the advancement of expenses to employees and agents of the Company or its Subsidiaries similar to those conferred in this Article VIII to Covered Persons.

Section 8.8    Severability. The provisions of this Article VIII are intended to comply with the DLLCA. To the extent that any provision of this Article VIII authorizes or requires indemnification or the advancement of expenses contrary to the DLLCA or the Certificate, the Company’s power to indemnify or advance expenses under such provision shall be limited to that permitted by the DLLCA and the Certificate and any limitation required by the DLLCA or the Certificate shall not affect the validity of any other provision of this Article VIII.

Section 8.9    Waiver of Members’ Fiduciary Duties; Limitation of Liability.

(a)    The Member, in its capacity as a Member, shall not have any fiduciary or other duty to the Company or any other Person that is a party to or is otherwise bound by this Agreement; provided, however, that, to the extent required by the DLLCA, nothing in this Agreement shall be deemed to waive or modify the implied contractual covenant of good faith and fair dealing.

(b)    To the maximum extent permitted by applicable law, whenever the Member, in its capacity as a Member, is permitted or required to make a decision or take an action or omit to take an action (including wherever in this Agreement that the Member is permitted or required to make, grant or take a determination, a decision, consent, vote, judgment or action at its “discretion,” “sole discretion” or under a grant of similar authority or latitude), the Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to give any consideration to any other interest or factors whatsoever. To the maximum extent permitted by applicable law, the Member shall not be liable to the Company for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by the Member, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, the Member engaged in bad faith, fraud or willful or intentional misconduct or criminal wrongdoing; provided, however, that the foregoing shall not limit or otherwise affect the Member’s liability with respect to a breach of the express terms of this Agreement applicable to the Member.

(c)    Each Covered Person may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such Covered Person committed bad faith, fraud or willful or intentional misconduct or criminal wrongdoing.

(d)    Each Officer (in such Person’s capacity as an Officer) shall have such fiduciary duties that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware. To the maximum extent permitted by applicable law, no Officer (in such Person’s capacity as such) shall be liable to the Company or to the Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Officer (in such Person’s capacity as such), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Officer (in such Person’s capacity as such) would have had such liability for such act or omission that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware.

(e)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, THE MEMBER (IN ITS CAPACITY AS A MEMBER) SHALL NOT BE LIABLE TO THE COMPANY OR TO ANY OTHER PERSON MAKING CLAIMS ON BEHALF OF THE FOREGOING FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE BUSINESS OF THE COMPANY OR ANY OF ITS CONTROLLED AFFILIATES, REGARDLESS OF WHETHER SUCH CLAIMS ARE BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND THE COMPANY HEREBY RELEASES THE MEMBER (IN ITS CAPACITY AS A MEMBER) FOR ANY SUCH DAMAGES.

(f)    Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.9 shall limit or waive any claims against, actions, rights to sue, other remedies or other recourse the Company, the Member or any other Person may have against any Officer for a breach of contract claim relating to any binding agreement, including this Agreement, any noncompetition, non-solicitation and confidentiality agreement and any employment agreement.

Section 8.10    Indemnitor of First Resort. As a result of agreements or obligations arising outside of this Agreement, it may be the case that certain of the Covered Persons (collectively, the “Member Indemnitees”) have certain rights to indemnification, advancement of expenses or insurance provided by the Member or certain of its Affiliates (collectively, the “Member Indemnitors”). However, regardless of whether or not there are any such rights to indemnification, advancement of expenses or insurance provided by any Member Indemnitor, (i) the Company is the indemnitor of first resort (i.e., the Company’s obligations to the Member Indemnitees are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Member Indemnitee are secondary), (ii) the Company shall be required to advance the full amount of expenses incurred by the Member Indemnitees and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and the Member Indemnitees) and (iii) the Company hereby irrevocably waives, relinquishes and releases each of the Member Indemnitors from any and all claims against any of the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Regardless of any advancement or payment by the Member Indemnitors on behalf of any Member Indemnitee with respect to any claim for which a Member Indemnitee has sought indemnification from the Company, (A) the foregoing shall not be affected and (B) the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Member Indemnitee against the Company.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member and, subject to Article V, its successors and assigns.

Section 9.2    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 9.3    Severability. The invalidity or unenforceability of any particular provision of this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 9.4    Amendment. The Member may amend this Agreement pursuant to a duly executed written instrument from time to time.

Section 9.5    Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement. All references to Schedules are to schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes and all references to “including” shall be construed as meaning “including without limitation.” All references to dollars refer to United States dollars. All references to “federal” or “Federal” mean U.S. federal or U.S. Federal, respectively. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. Unless the context requires otherwise, the word “or” shall not be exclusive. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The Article, Section and Schedule titles and headings in this Agreement are inserted for convenience only and are not intended to be part of, or to affect the meaning or interpretation of this Agreement.

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The Member has signed this Agreement on and as of the date first set forth above.

MEMBER:

PROFRAC HOLDINGS II, LLC

By:	/s/ Matthew D. Wilks
Name:	Matthew D. Wilks
Title:	President

LLC Agreement of U.S. Well Services Holdings, LLC